Filed Pursuant to Rule 424(b)(5)

Registration No. 333-279435

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 28, 2024, and

Prospectus dated May 28, 2024)

Up to $7,645,000

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated May 28, 2024 (the “ATM Prospectus”), to the accompanying base prospectus, dated May 28, 2024 (the “Base Prospectus” and, collectively with the ATM Prospectus, the “Prospectus”), filed as a part of our registration statement on Form S-3 (File No. 333-279435) (the “Registration Statement”), relating to the offering, issuance and sale by us of our common stock, par value $0.001 per share (“Common Stock”), from time to time that may be issued and sold under the At The Market Offering Agreement (the “Sales Agreement”), dated May 15, 2024, with H.C. Wainwright & Co., LLC, as lead agent (the “Lead Agent”) and the co-agents party thereto (collectively with the Lead Agent, the “Sales Agents”). Through the date hereof, we have sold an aggregate of $4,779,560 of shares of our Common Stock through the Sales Agents under the Sales Agreement. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

We are filing this prospectus supplement to amend the ATM Prospectus to update the maximum amount of shares we are eligible to sell under our Registration Statement pursuant to General Instruction I.B.6 of Form S-3. As a result of these limitations and the current public float of our Common Stock, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our Common Stock having an aggregate offering price of up to $7,645,000 from time to time through the Sales Agents, which does not include the shares of Common Stock having an aggregate sales price of approximately $4,779,560 that were sold pursuant to the Prospectus and in accordance with the Sales Agreement to date. In the event that we may sell additional amounts under the Sales Agreement in accordance with General Instruction I.B.6, we will file another prospectus supplement prior to making such additional sales. None of our shares of Common Stock will be offered or sold in Canada under this prospectus supplement and the accompanying ATM Prospectus.

As of the date of this prospectus supplement, the aggregate market value of our outstanding Common Stock held by non-affiliates, or the public float, was approximately $37,275,575, which was calculated based on 2,819,635 shares of our outstanding Common Stock held by non-affiliates at a price of $13.22 per share, the closing price of our Common Stock on the Nasdaq Capital Market on September 26, 2025. During the 12 calendar months prior to, and including, the date of this prospectus supplement, we sold securities with an aggregate market value of approximately $4,779,560 pursuant to General Instruction I.B.6 of Form S-3.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of the ATM Prospectus and any similar section included in any accompanying prospectus supplement and in the documents incorporated by reference in the ATM Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Our Common Stock and warrants to purchase shares of Common Stock (the “Warrants”) are listed on the Nasdaq Capital Market under the symbols “USGO” and “USGOW”, respectively. On September 29, 2025, the last reported sale price of our common stock and Warrants as reported on the Nasdaq Capital Market was $12.64 and $1.64 per share, respectively.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Lead Agent

H.C. Wainwright & Co.

Co-Agents

Laurentian Bank Securities	Roth Capital Partners

The date of this prospectus supplement is September 30, 2025.